UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALICO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALICO, INC.

Post Office Box 338

La Belle, Florida 33975

Notice of Annual Meeting of Shareholders

To be held February 19, 2010

To the Shareholders of ALICO, INC.:	January 20, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ALICO, INC., a Florida corporation (the “Company”), will be held at Florida Gulf Coast University, 10501 FGCU Blvd. South, Ft. Myers, Florida 33965, at Ten O’clock A.M., on Friday, February 19, 2010, for the following purposes:

1. To elect nine Directors to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified.

2. To ratify the Company’s Auditors.

3. To transact such other business as may properly come before the meeting or any and all adjournments thereof.

Only shareholders of record on the Company’s books at the close of business on December 30, 2009, will be entitled to notice of, and to vote at, said meeting.

If you are unable to attend the meeting in person but wish your shares to be voted upon the matters to come before it, please complete, sign and date the accompanying proxy card and mail it in the enclosed envelope. Postage is not required if mailed in the United States.

A copy of the Company’s Fiftieth Annual Report to Shareholders, dated January 20, 2010, is enclosed herewith.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 2010: This Notice, the attached Proxy Statement, Alico’s 2009 Annual Report to Shareholders and Alico’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 are available on Alico’s website at www.alicoinc.com. In addition, you may access these materials at https://www.sendd.com/EZProxy/?project_id=366, which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors

/s/ Denise Plair

Denise Plair

Secretary

ALICO, INC.

Post Office Box 338

La Belle, Florida 33975

PROXY STATEMENT

SOLICITATION

January 20, 2010

La Belle, Florida

The Board of Directors of ALICO, INC. (the “Company”) hereby solicits proxies to be used at the Annual Meeting of Shareholders of the Company to be held on February 19, 2010, and at any and all adjournments thereof, and this proxy statement is furnished in connection therewith.

Every proxy may be revoked at any time prior to the exercise thereof by any shareholder giving such proxy, by giving written notice of revocation to the secretary of the Company at or before the annual meeting, by duly executing a subsequent proxy relating to the same shares or by attending the annual meeting. In addition to the use of the mails, directors, officers and regular employees of the Company may, without additional compensation, solicit proxies in person or by telephone, mail or telegraph. All costs of solicitation will be borne by the Company. Brokerage houses, bankers and others holding stock in their names or names of nominees or otherwise will be reimbursed for reasonable out-of-pocket expenses incurred by them in sending proxies and proxy material to the beneficial owners of such stock.

It is anticipated that this proxy statement and accompanying notice, form of proxy card and Company’s Annual Report to Shareholders will be first sent to the Shareholders of the Company on or about January 20, 2010.

VOTING SECURITIES

The Company has only one class of voting securities outstanding, its Common Stock, par value $1.00 per share, of which 7,375,747 were outstanding as of December 30, 2009. Each share entitles the holder thereof to one vote per share. Only shareholders of record at the close of business on December 30, 2009, will be entitled to vote at the meeting or at any and all adjournments thereof.

INFORMATION REGARDING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT:

The following table sets forth certain information relating to the beneficial ownership of shares of Common Stock of the Company as of December 30, 2009, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) any director nominees who are not currently serving on the Board of Directors; (iv) all of the Executive Officers named in the Summary Compensation Table (the “Named Executive Officers”), and (v) all directors and Executive Officers of the Company as a group. To the best knowledge of the Company, there are no other persons who own beneficially more than five percent (5%) of the Company’s outstanding Common Stock. To the knowledge of the Company, except as noted in the footnotes below, all persons listed below have sole voting and investing power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Atlantic Blue Group, Inc. 122 East Tillman Avenue Lake Wales, Florida 33853	3,725,457	(2)	50.51%

Thomas E. Claugus 2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328	1,312,603	(3)	17.80%

GMT Capital Corp. 2100 Riveredge Parkway, Suite 840 Atlanta, GA 30328	657,624	(3)	8.92%

John R. Alexander ALICO, INC. Post Office Box 338 La Belle, Florida 33975	3,756,117	(2)	50.93%

John David “JD” Alexander Atlantic Blue Group, Inc. 122 East Tillman Avenue Lake Wales, Florida 33853	3,727,638	(2)(4)	50.54%

Robert E. Lee Caswell 3495 Piedmont Road Suite 900, Ten Piedmont Center Atlanta, GA 30305	3,725,627	(2)(5)	*

Evelyn D’An 1301 N.E. 103rd Street Miami Shores, FL 33138	8,379	(6)	*

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Charles L. Palmer North American LLP 312 S.E. 17th Street, Suite 300 Ft. Lauderdale, FL 33316	19,417	(7)	*

Ramon Rodriguez 509 Royal Plaza Drive Ft. Lauderdale, FL 33301	665	(6)	*

John D. Rood 3020 Hartley Road, Suite 300 Jacksonville, FL 32257	665	(6)	*

Dean Saunders 1421 Seville Place Lakeland, FL 33803	1,438	(6)(8)	*

Robert J. Viguet, Jr. 333 Clay Street, Suite 3300 Houston, TX 77002	5,255	(6)	*

Gordon Walker 331 Ridgebriar Drive Richardson, TX 75080	8,473	(6)	*

Dan Gunter ALICO, INC. Post Office Box 338 La Belle, Florida 33975	1,450	(9)	*

Patrick W. Murphy ALICO, INC. Post Office Box 338 La Belle, Florida 33975	2,497	(10)	*

Donald R. Schrotenboer ALICO, INC. Post Office Box 338 La Belle, Florida 33975	0		*

Steven M. Smith ALICO, INC. Post Office Box 338 La Belle, Florida 33975	3,810	(11)	*

Michael R. Talaga ALICO, INC. Post Office Box 338 La Belle, Florida 33975	2,295	(12)	*

All Executive Officers and directors as a group (13 persons)	83,610	(13)	1.13%

*	Less than one percent
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting and/or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. There were no outstanding options for any of the parties included in the table above.

(2)	Includes 3,725,457 shares held through Alico Holding, LLC (2215-B Renaissance Drive, Suite 5, Las Vegas, NV 89119) as reported on Form 13D filed December 3, 2009, a wholly owned subsidiary of Atlantic Blue Group, Inc. of which Mr. John R. Alexander and Mr. JD Alexander may be considered to be the indirect beneficial owners by virtue of their shared control, together with the Alexander, Collier and Milligan families, of 100% of the stock of Atlantic Blue Group, Inc. Mr. Robert E. Lee Caswell may also be deemed to be the indirect beneficial owner of these shares by virtue of his wife’s holdings and shared control of the stock of Atlantic Blue Group, Inc. Mr. JD Alexander is the President of Atlantic Blue Group, Inc. and thereby also exercises investment control over the shares held by Alico Holding, LLC.
(3)	Includes 657,624 shares held by GMT Capital Corp., 177,500 shares held by Bay Resource Partners, L.P., 122,100 shares held by Bay II Resource Partners, L.P., and 334,379 shares held by Bay Resource Partners Offshore Fund, Ltd reported on Form 13G/A filed on December 28, 2009 of which Mr. Claugus may be considered to be the indirect beneficial owner by virtue of his positions as President of GMT Capital Corp., general partner of Bay Resource Partners, L.P., general partner of Bay II Resource Partners, L.P. and investment manager of Bay Resource Partners Offshore Fund, Ltd. for which shared voting and shared dispositive powers are held. Mr. Claugus holds 21,000 shares personally for which he holds sole voting and dispositive powers.
(4)	Includes 40 shares held in the names of Mr. JD Alexander’s children and 2,141 shares received under the Directors Stock Compensation Plan pursuant to Mr. Alexander’s election to receive shares in lieu of cash fees.
(5)	Includes 170 shares held in the names of Mr. Caswell’s children.
(6)	Consists of shares received under the Directors Stock Compensation Plan pursuant to such director’s election to receive shares in lieu of cash fees.
(7)	Includes 9,417 shares received under the Directors Stock Compensation Plan pursuant to Mr. Palmer’s election to receive shares in lieu of cash fees.
(8)	Not standing for re-election as a director.
(9)	Includes 500 shares Mr. Gunter elected to received in lieu of a cash bonus approved by the Board on November 13, 2007. Mr. Gunter resigned effective November 17, 2008 and accordingly, he is not included in the total for all Executive Officers and directors as a group.
(10)	Includes 1,517 shares issued in lieu of previously vested retirement benefits issued under the 1998 Incentive Equity Plan on January 23, 2008 and 680 shares issued under the 2008 Incentive Equity Plan on February 23, 2009.
(11)	Includes 2,921 shares issued in lieu of previously vested retirement benefits issued under the 1998 Incentive Equity Plan on January 23, 2008 and 759 shares issued under the 2008 Incentive Equity Plan on February 23, 2009.
(12)	Includes 1,160 shares issued in lieu of retirement benefits issued under the 1998 Incentive Equity Plan on January 23, 2008 and 1,135 shares issued under the 2008 Incentive Equity Plan on February 23, 2009. As a result of a corporate reorganization, Mr. Talaga’s position was changed to a non-Executive Officer status, effective September 1, 2009. Mr. Talaga continues to serve the Company as Director of Human Resources, a non executive position. Accordingly, Mr. Talaga’s shares are not included in the total for all Executive Officers and directors as a group.
(13)	Does not include the shares of Alico Holdings, LLC otherwise described above in footnote 1 to this table, Mr. Gunter’s shares since he resigned effective November 17, 2008 or Mr. Talaga’s shares due to the change in the officer status of his position, effective September 1, 2009.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto, furnished to the Company pursuant to Rule 16a-3(e) during the fiscal year 2009, and certain written representations, if any, made to the Company, no officer, director or beneficial owner of 10% or more of the Company’s common stock has failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act to be filed during fiscal 2009, except that John R. Alexander filed one Form 4 late report in connection with reporting a gift of stock to his grandchildren.

ALICO, INC. IS A “CONTROLLED COMPANY”

Atlantic Blue Group, Inc. (“Atlanticblue”), f/k/a Atlantic Blue Trust, Inc. (“ABT”), owns 50.5% of Alico’s outstanding voting stock and therefore is able to elect all of the directors of Alico, Inc. by reason of its voting power. Additionally, by reason of Atlanticblue’s stock ownership, Alico, Inc. is exempt from being required to meet the Independent Director requirements of Nasdaq, pursuant to the provisions of Nasdaq rule 5615(c)(1), with respect to the composition of its Board and the composition of its Compensation and Nominating and Governance Committees (however, it is required to maintain an audit committee composed solely of Independent directors who are also not affiliated with Atlanticblue). These rules require that for non-controlled companies, the Board of the company must have a majority of “Independent” directors and the company’s compensation and nominating and governance committees must be composed entirely of Independent Directors. Audit committees must be comprised of Independent Directors whether or not a company is a controlled company. Independence of a director is essentially defined as the lack of prohibited relationships with the registered company or its Executive Officers during the preceding thirty-six (36) months from the determination. Even though the Company is exempt from meeting these requirements except as to the composition of its Audit Committee, if the rules were applicable, persons affiliated with a controlling shareholder who do not otherwise have a prohibited relationship with the registered company may be considered Independent for all purposes other than service on the company’s audit committee. Please note that the SEC’s rules require disclosure of “related party” transactions and approval by Independent Directors whether or not the Company is a controlled company. For purposes of this requirement, an independent director is defined as a director without a conflict of interest in the subject transaction (whether by virtue of ownership or family relationship). See “Interest with Management and Others in Certain Transactions” at page 29 of this proxy statement.

On December 3, 2009, Atlanticblue reconfirmed to Alico by letter that unless and until Atlanticblue has given Alico 30 days prior written notice to the contrary, Atlanticblue will:

1.	Vote its shares of common stock at Alico’s annual shareholder meeting to elect director nominees such that a majority of Alico’s Board of Directors is comprised of directors who are “independent” as defined in Nasdaq Rule 5000.

2.	Not acquire, through open market or private purchases, more than 55% of Alico’s outstanding common stock on a fully diluted basis.

3.	Not engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the independent directors on Alico’s Board of Directors (or a committee of Alico’s Board of Directors comprised entirely of Independent Directors).

PROPOSAL ONE

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the Annual Meeting, nine Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified, unless they earlier resign or a vacancy is created due to the respective death or removal of any of such directors, or for other cause in accordance with the Bylaws of the Company. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth below to serve as such Directors. The proxy cannot be voted for a greater number of persons than nine. The Board of Directors has determined that all nominees are qualified to serve. All nominees are currently members of the Board of Directors and all have consented to being named in this proxy statement and have notified management that they will serve, if elected. Management knows of no reason why any of these nominees would be unable or unwilling to serve; but if any of the nominees should be unable or unwilling to serve as a Director, the persons designated as proxies reserve full discretion to cast their votes for another person in his/her place.

A plurality of the votes received will elect each director. Abstentions and broker non-votes will not be counted for the purpose of determining whether a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS EACH OF THE NOMINEES LISTED BELOW:

Information Regarding Director Nominees

The following sets forth the names, ages and business experience for the past five years, including principal occupation or employment (other than with the Company), of each of the nine Director nominees, as it has been furnished to the Company by each nominee.

Nominee	Age	Position with the Company, if any	Business Experience
John R. Alexander(1)	73	Chairman of the Board	Director and Chairman of the Board of Alico since 2004. Mr. Alexander also served as Chief Executive Officer of Alico, Inc. from February to July 2004 and from March 22, 2005 until June 30, 2008. Mr. Alexander serves as President and Chief Executive Officer of Scenic Highland Enterprises, LLC. Previously, he served as Chairman, President and Chief Executive Officer of Atlantic Blue Trust, Inc., n/k/a Atlantic Blue Group, Inc. (2004-2005); Chairman of the Four Sisters Protectorate (1999-2004); and as Executive Vice President of the Four Sisters Properties, Inc.(2001-2004). Mr. Alexander served as Senior Vice President, Corporate Secretary and Director of Orange-co, Inc. (OCI) (1992-1998) and as Vice President and Director of Ben Hill Griffin, Inc. (1980-1998). Mr. Alexander also served as a Co-General Partner of Scenic Highland Groves, LLP (1996-2007) and served on the Board of Directors of Farm Credit of Southwest Florida, ACA (1992-2009).

JD Alexander(1)	50	Vice- Chairman of the Board	Director since January 2008, Vice-Chairman of the Alico Board of Directors since October 2009. Mr. Alexander is the Chairman and Chief Executive Officer of Atlantic Blue Group, Inc. f/k/a Atlantic Blue Trust, Inc. Mr. Alexander previously served as a Director of Alico (2004-2005). Mr. Alexander serves as a Florida State Senator (2002-Present) and previously served as a Florida State representative (1998-2002). He served as a co-General partner of Scenic Highland Groves, LLP (1996-2007) and previously worked for Alico, Inc. as Vice President Citrus (1987-1997).

Robert E. Lee Caswell(1)	50		Director of the Company since March 2005. Mr. Caswell is the Operations Manager for PC Associates, LLC, a developer and manager of mid-rise and high-rise office properties in Atlanta, Georgia and surrounding areas. Mr. Caswell has been with PC Associates since 1994, and he has prior experience in real estate development with a variety of companies, including residential, office and industrial development: Caswell & Associates, Inc. (1991-1994), AMLI Realty Co. (1987-1991), NTS Development Corporation (1985-1987); and Merrill Lynch Commercial Real Estate (1983-1985).

Evelyn D’An	47		Director of the Company since April 2005. Ms. D’An is the President and founder of D’An Financial Services, Inc., an integrated business consulting and financial services firm formed in 2004 that provides accounting, finance, information technology and strategic tax expertise to its clients. Prior to founding D’An Financial Services, Inc., Ms. D’An was an audit

Nominee	Age	Position with the Company, if any	Business Experience
			and advisory partner at Ernst & Young (1998-2004), where, among numerous responsibilities, she established and led its South Florida Public Sector Practice.

Ramon A. Rodriguez	64		Director of the Company since February 2009. Mr. Rodriguez was an Executive with Crowe Horwath (2006-2008) after selling his CPA firm Madsen Sapp Mena Rodriguez & Co. to them. He was a CPA with Madsen Sapp Mena Rodriguez & Co. (1971-2006) and its Chairman and CEO (1985-2006). Mr. Rodriguez was also Secretary/Treasurer of DME Corporation, a company involved in manufacturing aerospace and defense products from 1975 until its sale in 2009. He is a member of the board of directors of Republic Services, Inc., a solid waste company listed on the NYSE and of Bank of Florida Corporation, a bank holding company listed on the Nasdaq. Mr. Rodriguez also serves on a number of civic boards and is presently Chairman of the Board of Directors of WPBT Channel 2, a not-for-profit television station based in Miami, Florida.

John D. Rood	54		Director of the Company since February 2009. Mr. Rood is the founder and Chairman of The Vestcor Companies, a group of real estate development companies. Mr. Rood is also founder and Chairman of the JDR Companies, a property management company. Mr. Rood currently serves as the Finance Chairman to the Republican Party of Florida. He previously served as U.S. Ambassador to the Commonwealth of the Bahamas (2004-2007) and as Commissioner and Chairman of the Florida Fish and Wildlife Conservation Commission (2002-2004).

Charles L. Palmer	68		Director of the Company since April 2005. Mr. Palmer is President and Chief Executive Officer of North American Company, LLP, a diversified holding company based in Broward County, Florida which participates in specialty acquisition funds through North American Funds and real estate development through Sea Ranch Properties, Inc. Mr. Palmer has served in that capacity since 1972. Mr. Palmer acts as Chief Executive Officer of each of these Companies and of North American Business Development Companies, LLC, a business entity that manages each of the specialty acquisition funds. He is also chairman of each of the businesses held in such funds. Mr. Palmer also serves on the boards of Sun Trust Bank of South Florida, NA, a subsidiary of SunTrust Banks, Inc., the Board of the Performing Arts Center Authority of Broward County, and the Broward County Community Foundation.

Robert J. Viguet, Jr.	51		Director of the Company since September 2006. Mr. Viguet is a corporate and securities attorney in the Houston, Texas office of Thompson & Knight LLP, an international law firm where he has been a partner since 2003. Mr. Viguet was a shareholder in the Houston, Texas office of Chamberlain, Hrdlicka, White, Williams & Martin, a regional law firm where he was a member of the firm’s corporate and securities practice group

Nominee	Age	Position with the Company, if any	Business Experience
			(1996-2003) and a member of the firm’s management committee (1999-2003). Mr. Viguet previously worked as a corporate attorney for Apache Corporation (NYSE: APA), a leading independent oil company (1993-1996), and was an investment banker and shareholder of McFarland, Grossman & Company, a private investment banking firm focusing on industry consolidations and emerging growth companies (1992-1993). Mr. Viguet is an independent member of the Board of Directors of Atlantic Blue Group, Inc. (2005-Present).

Gordon Walker, PhD	65		Director of the Company since April 2005. Dr. Walker is currently the David B. Miller Professor of Business and Chairman of the Department of Strategy and Entrepreneurship at the Cox School of Business, Southern Methodist University, having originally joined the University faculty in 1993. Previously, he taught at Yale University as an Adjunct Associate Professor, at the Wharton School as an Associate Professor, and at the Sloan School, Massachusetts Institute of Technology as an Associate and Assistant Professor.

(1)	Mr. John R. Alexander is the father of Mr. JD Alexander and father-in-law to Mr. Robert E. Lee Caswell. Mr. Caswell and Mr. JD Alexander are brothers-in-law.

REPORT ON BOARD SELECTION/INCLUSIVENESS REVIEW

In recognition of the fact that Alico’s employees, customers and shareholders represent a diversity of backgrounds, in 2002 the Company adopted a Policy for Board Inclusiveness Review to ensure that, in seeking qualified candidates to fill vacancies on its Board of Directors, the Company makes a commitment to locate candidates whose backgrounds reflect the diversity seen in Alico’s employee, shareholder and customer base. While Alico has never discriminated against any employee, applicant, board candidate, or anyone on the basis of race, color, religion, sex, national origin, age, ancestry or disability, in order to achieve diversity, Alico is taking affirmative steps to identify qualified candidates who can enhance its Board. This does not mean that Alico will solicit for association with the Company anyone other than those whose skills, education, experience and performance are of the highest caliber.

Typically, Board vacancies are filled from nominees supplied by the Nominating and Governance Committee after considering nominees proposed by Board members or who come to the attention of the Nominating and Governance Committee through their performance in areas of benefit to the Company. In addition, the Nominating and Governance Committee will accept for consideration the names of qualified nominees submitted by shareholders of the Company that comply with the Nominating and Governance Committee’s formal policy with regard to shareholder nominations as described below in the section entitled “Board Committees; Nominating and Governance Committee.” Each nominee’s qualifications are reviewed by the Nominating and Governance Committee, and the final selection is made on the basis of the nominee whose experience and background are deemed to provide a more valuable contribution to the Board. On an annual basis, at the shareholder’s meeting, the slate of Board members is put to the shareholders for re-election. Board members are selected to serve on those committees where their individual talents and background would most benefit the Company. For the Audit committee, committee members are selected based on their expertise and independence in accordance with current SEC and Nasdaq rules. These processes are expected to remain the same for the foreseeable future.

CHANGE IN FISCAL YEAR

As reported in the Company’s 10-K for the year ended August 31, 2007, the Company changed its fiscal year from August 31 to September 30, effective October 1, 2007. Accordingly, whenever applicable in this proxy statement, references to compensation or fees paid to Executive Officers and directors during fiscal year 2008 include payments or fees during the additional transition month of September, 2007.

POLICY ON SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Alico, Inc., Post Office Box 338, La Belle, Florida 33975. Company contact information and procedures are also included on the Company’s website at www.alicoinc.com.

DIRECTORS’ COMPENSATION AND MEETING ATTENDANCE

The Company’s Board of Directors held thirteen (13) meetings during the fiscal year ended September 30, 2009. Each Director received annual compensation of $32,000 for his or her services as a Director of the Company, payable in quarterly installments and prorated monthly according to the number of months served. The Lead Director was paid an additional fee of $9,746 for service during the first quarter of the 2009 fiscal year, based on a $25,000 annualized fee. The Lead Director position was eliminated in February of 2009. Please see “Director Fees and Equity Compensation” on page 26. During the 2009 fiscal year all but two of the Directors elected under the Directors Stock Compensation Plan to receive their fees in Company stock at 150% of the otherwise applicable fee. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings of all the Committees of the Board on which he or she served. It is the Company’s policy to strongly encourage its Directors to attend the annual meeting of shareholders, in addition to attendance at regular Board and Committee meetings.

BOARD COMMITTEES

The Company currently has the following standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Governance Committee. The descriptions set forth below detail information about these Committees’ activities during the 2009 fiscal year, as well as the current composition of each Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met six (6) times during the fiscal year ended September 30, 2009. During the last completed fiscal year, each audit committee member received $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically, but were not paid for attending more than four meetings in any one twelve month period beginning February 20, 2009 whether such participation is by telephone or in person. The Chairman of the Audit Committee (who also served as the Audit Committee’s Financial Expert) was paid additional annual compensation of $10,000 payable in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury purchases was used to compensate directors at 150% of the fees otherwise due in cash for such attendance or service.

The principal functions of the Audit Committee are to recommend to the Board of Directors the engagement of the Company’s independent public accountants, to review with such accountants the plan for and results of their examination of the financial statements of the Company, to determine the independence of such accountants, to review required SEC filings and to review the adequacy of the system of internal accounting controls, procedures and practices. The Committee’s report on its activities for the 2009 fiscal year begins on page 30 of this proxy statement. Fees paid to the Company’s independent registered auditors during the fiscal year ended September 30, 2009 are set forth on page 31. The Audit Committee operates pursuant to a Charter approved by the Board, most recently amended in September, 2007. The Charter is available on the Company’s web site at www.alicoinc.com.

The Audit Committee is currently composed of five independent non-employee Directors: Evelyn D’An (Chairman), Charles L. Palmer, Ramon A. Rodriguez, John D. Rood, and Dr. Gordon Walker. All members of the Audit Committee are independent directors in accordance with the applicable Nasdaq listing standards. The Company’s Board of Directors has determined that Ms. D’An is qualified to serve and has been appointed as the financial expert to the Audit Committee.

Compensation Committee

The Compensation Committee met four (4) times during the fiscal year ended September 30, 2009. Compensation Committee members were paid $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically but were not paid for more than two meetings in any twelve month period beginning February 20, 2009. The Chairman of the Compensation Committee was paid additional annual compensation of $5,000 payable in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury purchases was used to compensate directors at 150% of the fees otherwise due in cash for such attendance or service. The Compensation Committee operates pursuant to a charter adopted by the Board and most recently amended on September 10, 2009, a copy of which is posted on the Company’s website at www.alicoinc.com. The Compensation Committee reviews the compensation of the Executive Officers of the Company and makes recommendations to the Board of Directors regarding such compensation. The Compensation Committee’s report on executive compensation is set forth on page 15 and precedes a detailed “Compensation Discussion and Analysis” which begins on that same page.

This Committee is currently composed of three directors: Charles L. Palmer (Chairman), JD Alexander and, Robert J. Viguet, Jr.

Compensation Committee Interlocks and Insider Participation. None of the current members of the Compensation Committee is an officer or employee of the Company. In addition, there are no interlocking relationships between any of these directors and any other current Executive Officer of the Company, and each of them other than JD Alexander is independent under the listing standards of Nasdaq. Because Alico is a “Controlled Company” under Nasdaq Rule 5615(c)(1), all directors of the Compensation Committee do not have to be independent, and Mr. Alexander is permitted to serve on the Compensation Committee.

Executive Committee

The Executive Committee was formed on October 29, 2009 and operates pursuant to a charter adopted by the Board on October 29, 2009, a copy of which is posted on the Company’s website at www.alicoinc.com. The Executive Committee does not receive compensation for committee meetings. The Executive Committee currently is composed of five non-employee directors and one alternate: JD Alexander (Chairman), John R. Alexander, Ramon A. Rodriguez, John D. Rood and Dr. Gordon Walker with Robert J. Viguet, Jr. serving as an alternate. The Executive Committee may, in the intervals between meetings of the Board, exercise all or any of the powers of the Board, except that in accordance with Section 607.0825 of the Florida Business Corporation Act, the Committee may not take action to: approve or recommend to shareholders actions or proposals required by the Florida Business Corporation Act to be approved by shareholders; fill vacancies on the Board or any Committee thereof; adopt, amend or repeal the Bylaws; authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board; authorize or approve the issuance or sale or contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a voting group except that the Board my authorize a committee or senior Executive Officer of the corporation to do so within limits specifically prescribed the the Board; engage the Company’s Independent Registered Accounting Firm; approve related party transactions involving Committee members.

Nominating and Governance Committee

The Nominating and Governance Committee, which is composed of four directors, is charged with identifying individuals qualified to become board members, recommending to the Board the director nominees for the next annual meeting of shareholders or to fill vacancies between annual meetings, and with various corporate governance oversight responsibilities. The Nominating and Governance Committee met three (3) times during the fiscal year ended September 30, 2009. The Committee operates pursuant to a Charter, most recently amended on September 10, 2009, which is posted on the Company’s website at www.alicoinc.com and procedural resolutions adopted by the Committee from time to time, copies of which are also posted on the Company’s website.

Currently the members of the Nominating and Governance Committee are: Dr. Gordon Walker (Chairman), JD Alexander, Charles L. Palmer and John D. Rood. With the exception of JD Alexander, the President and Chief Executive Officer of Atlanticblue, the Company’s controlling shareholder, the Nominating and Governance Committee is currently composed entirely of directors who satisfy the definition of “independent” under the Nasdaq listing standards which are applicable to Companies which are not “controlled companies.” Because Alico is a “controlled corporation” under Nasdaq Rule 5615(c)(1), Mr. JD Alexander is permitted to serve on the Nominating and Governance Committee. Mr. JD Alexander joined the Nominating and Governance Committee on September 11, 2008.

Nominating and governance committee members were paid $1,000 for each committee meeting attended in person or $500 for each meeting attended telephonically but not paid for more than two meetings in any twelve month period in person beginning February 20, 2009. The Chairman of the Nominating and Governance Committee received additional annual compensation of $5,000 which was paid in quarterly installments. For Directors electing to receive fees in Company stock, stock from treasury purchases was used to compensate directors at 150% of the fees otherwise due in cash for such attendance or service.

The Nominating and Governance Committee and the Board require that all candidates for directors be persons of integrity and sound ethical character, be able to represent all shareholders fairly, have no interests that materially conflict with those of the Company and its shareholders, have demonstrated professional achievement, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing the Company and have adequate time to devote to service on the Board. The Board also evaluates candidates based on their independence from the Company, financial literacy, knowledge of the Company’s industry and experience serving on other Boards. For each annual meeting of the Company’s shareholders, the Nominating and Governance Committee nominates qualified incumbent directors who continue to satisfy the foregoing criteria for membership on the Board, whom the Committee believes will continue to make important contributions to the Board and who consent to stand for reelection and, if re-elected, to continue their service on the Board. If there are Board positions for which the Nominating and Governance Committee will not be re-nominating a qualified incumbent, the Committee’s members will solicit recommendations for nominees from persons they believe are likely to be familiar with qualified candidates, including members of the Board and senior management. The Nominating and Governance Committee may also engage a search firm to assist in identifying qualified candidates and will consider recommendations for director nominations submitted by shareholders entitled to vote generally in the election of shareholders, in accordance with Committee’s policy for such shareholder recommendations as described herein. The Nominating and Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Nominating and Governance Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may conduct interviews of proposed candidates. The Company paid fees to a third party in connection with the identification or evaluation of potential nominees for the year ended September 30, 2009 in the amount of $49,016.

The Nominating and Governance Committee has adopted a formal policy with regard to the consideration of any director candidates recommended by shareholders other than Atlanticblue, Alico’s controlling shareholder. Atlanticblue is not included in this policy because as the controlling shareholder of Alico, representatives of Atlanticblue serve on Alico’s Board and Nominating and Governance Committees, and its views on the nominating process are expressed through these channels. Subject to the foregoing, the criteria for consideration of shareholder recommendations are as follows: (a) for each annual meeting of the Company’s shareholders, the Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders; (b) only candidates who satisfy the Company’s minimum qualifications for directors will be considered, and (c) in considering shareholder recommendations, the Committee will take into account, among other factors, the size and duration of the recommending shareholder’s ownership interest in the Company and whether the shareholder intends to continue holding that interest through the annual meeting date. A shareholder wishing to recommend to the Nominating and Governance Committee a candidate for election as a director must submit the recommendation in writing to the Nominating Committee, in care of the Company’s corporate secretary at the address of the Company’s headquarters. Submissions by shareholders recommending candidates for election at the next annual meeting must comply with the same deadline as other shareholder proposals for such meeting; that is, the recommendations must be received not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the next annual meeting of shareholders is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission must be made in a reasonable time in advance of the mailing of the Company’s next annual proxy statements. Each nominating recommendation must include such specified information concerning the shareholder group of shareholders making the recommendations as the Nominating and Governance Committee may determine from time to time, the name of the proposed nominee, any relationships between the recommending shareholder and the proposed nominee and the qualifications of the proposed nominee to serve as a director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be contacted by the Nominating and Governance Committee, if the Committee decides in its discretion to do so.

All director nominees approved by the Nominating and Governance Committee for inclusion in the Company’s proxy card for the next annual meeting are directors who were elected at the last Annual Meeting of Shareholders held on February 20, 2009 and who are standing for re-election except Ramon A. Rodriguez and John D. Rood, who were elected to the Board in May of 2009. Mr. Rodriguez and Mr. Rood were elected to the Board upon the recommendation of the Nominating and Governance Committee after soliciting the names of potential nominees from management and the existing directors. Mr. Rood’s name was suggested by director JD Alexander and Mr. Rodriguez’s name was suggested by Charles L. Palmer at a meeting of the Board of Directors in May of 2009. Mr. Rodriguez and Mr. Rood were interviewed by four existing directors and asked to submit information concerning their experience and background. Upon completing this process, the Committee found that Mr. Rodriguez and Mr. Rood met the specified criteria and would positively strengthen the Board and benefit the Company by reason of their experience if elected, and they were elected to the Board at that time.

This year the Nominating Committee decided to propose nine nominees for nine positions, all of whom are currently Board members. The Board has set the number of directors at nine, beginning with the annual meeting in February, 2010, based on this recommendation. Under Florida law and the Corporation’s Bylaws, the Board may increase the number of directors during the year and appoint additional directors to fill the vacancies so created if it chooses to do so. There is no plan to do so at the present time. The nine nominees receiving the most votes will be seated as directors.

Special Committee

In addition to the standing committees described above, on October 31, 2008 the Board established a Special Committee to investigate a shareholder derivative action complaint filed by Baxter Troutman against JD Alexander and John R. Alexander which names Alico as a nominal defendant. Mr. Troutman, a former director of the Company, is the cousin of JD Alexander and nephew of John R. Alexander, and is a shareholder in Atlanticblue and Alico. The complaint alleges that JD Alexander and John R. Alexander committed breaches of fiduciary duty in connection with a proposed merger of Atlanticblue into Alico which was proposed in 2004 and withdrawn by Atlanticblue in 2005. A more complete description of the lawsuit was reported in the Alico’s 8-K filing dated October 29, 2008. On June 3, 2009 the Special Committee completed its investigation with the assistance of independent legal counsel, and determined that it would not be in Alico’s best interest to pursue such litigation. Alico has filed a motion to dismiss the litigation based on the findings of the Special Committee. The Special Committee consists entirely of directors independent of Atlanticblue, and is currently composed of Charles L. Palmer (Chairman) and Evelyn D’An. Mr. Palmer received Company stock with a market value of $47,250 and Ms. D’An received Company stock with a market value of $21,000 for their services on the committee for fiscal year 2009. Phillip S. Dingle served on the Special Committee from October 2008 until February 2009 when Mr. Dingle chose not to stand for reelection to the Company’s Board of Directors. Mr. Dingle received Company stock with a market value of $7,500 for his services on the Special Committee for fiscal year 2009.

INDEPENDENCE OF DIRECTORS

Each Director has been asked to complete an independence questionnaire which elicits responses about each Director’s personal and business relationships and other factors affecting his/her independence. Based on its review of such questionnaires and all other available information, the Nominating and Governance Committee analyzed the independence of each director and determined that the following directors meet the standards of independence under applicable Nasdaq listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Ms. D’An and Messrs. Palmer, Rodriguez, Rood, and Walker were determined to be independent according to the guidelines. In addition, the Nominating and Governance Committee has determined that by virtue of his service on the Board of Atlanticblue, Mr. Viguet is independent for all committee assignments other than the Audit Committee. Mr. Viguet abstains from voting on any matter in which Atlanticblue has an interest.

It is the policy of the Board to have separate meetings for Independent Directors at least twice a year and at other times as requested by an Independent Director. Each meeting shall be led by a chairman chosen pro tem by the Independent Directors.

CODE OF ETHICS

On February 20, 2009, the Board of Directors amended the Company’s Code of Business Conduct and Ethics. This Code of Ethics applies to all directors, officers and employees and includes a “Whistleblower Policy” with procedures for the submission of complaints or concerns regarding financial statement disclosures and other matters. These amendments were essentially administrative in nature. A copy of the revised Code of Ethics is posted on the Company’s website. Any person will be provided with a copy of such Code of Ethics without charge upon written request to the Company’s address, attention: Denise Plair, Corporate Secretary. A copy of the revised Code of Ethics may also be found as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.

COMPENSATION COMMITTEE REPORT

Compensation Philosophy

The Company seeks to attract, retain and motivate highly qualified employees at all levels, and in particular, those whose performance is most critical to the Company’s success. To accomplish this, the Company is willing to provide compensation to motivate and reward performance. The compensation programs of Alico, Inc. are an integral part of executing the Company’s strategy is to produce superior returns for its shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.

Submitted by the Compensation Committee of the Board:

Charles L. Palmer, Chairman

JD Alexander

Robert J. Viguet, Jr.

Compensation Discussion and Analysis

Overview. The Company’s business—agriculture and land management, operates in a competitive environment requiring management with specialized skills in these sectors. In addition, the Company’s location, far from large metropolitan areas, presents certain challenges in attracting top management talent with the adequate combination of skill set and knowledge in certain disciplines critical to the success of the Company’s operations. In order to compete effectively for such talent, the Committee designed the Company’s executive compensation programs to attract qualified Executive Officers, retain them by rewarding loyalty and tenure, and motivate them by rewarding performance. This performance-based compensation objective results in a compensation program that:

•	provides executives with compensation that maintains a balance between cash and stock compensation;

•

provides a significant portion of total compensation on an “at risk” basis, so that pay may vary depending on both annual and long-term performance of the Company and the creation of shareholder value; and

•	aligns the Company’s Executive Officers’ interests with those of the Company’s stockholders.

The basic elements of compensation for the Company’s Executive Officers are (a) base annual salary, (b) annual performance-based cash incentive awards which may be taken in stock at the election of the executive, implemented through the Company’s Management Bonus Plan (“MBP”) and (c) long-term incentive compensation realized through restricted stock grants or participation in the Company’s Management Security Plan (“MSP”) for certain executives (other than senior executives). Perquisites or other fringe benefits make up only a very minor portion of the total annual compensation. None of the named Executive Officers are covered by employment, severance or change in control agreements. To date the Company has not used the services of a compensation consultant in establishing compensation targets for its executives.

The core principles underlying the framework for Alico’s compensation program are:

•

Total compensation must be sufficient, relative to compensation at companies of comparable size and similar industries and will target levels that will attract, motivate and retain talented executives.

•

Pay must be performance based so that a significant part of each executive’s annual cash compensation is directly linked to a combination of the overall performance of the Company, division and individual financial and non-financial performance goals (based on the achievement of predetermined business plan goals and metrics).

•

A portion of the total compensation should be equity-based so as to better align the Company’s senior management’s performance with that of its shareholder interests, so that they manage from the perspective of owners with an equity stake in the Company.

•	Compensation should instill a long-term commitment to the Company and promote long-term thinking among the Company’s management team.

The annual performance review for determining compensation follows a principled, structured framework for analysis. This analysis focuses on financial and non-financial performance measures that the Committee believes collectively best indicate successful management of Alico’s business. The analysis takes into account performance against internal business goals.

Equity participation is an important component of the senior management team’s compensation. The Compensation Committee believes that stock ownership is the simplest, most direct way to align the interests of the Executive Officers with those of Alico’s stockholders. The vesting and other design features of these awards, encourage long-term stock ownership by the Company’s Executive Officers to further motivate them to create long-term stockholder value.

Excellence in Governance. The Company’s executive compensation program relies on the Committee’s judgment in evaluating performance using a principled, structured framework for analysis. The Committee actively engages in the evaluation process and follows procedures intended to ensure excellence in the Company’s pay-for-performance mandate. For example, the Committee annually reviews each Executive Officer’s total compensation package, including base salary, cash and stock incentive awards, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost of all perquisites. The Committee utilizes, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each Executive Officer for this purpose. The compensation totals are then compared to the Company’s Peer group executive compensation data as well as to other companies comparable to Alico on various measures. Finally, each Executive Officer’s compensation is compared to such officer’s total evaluation on a “Performance to Plan Goals” basis.

Examples of Alico’s Commitment to Performance-based Compensation. The Committee believes that its actions in recent years demonstrates its commitment to the pay-for-performance mandate:

•

Alico does not have any employment, severance or change in control agreements with any of its current Executive Officers, although it did enter into compensation agreements contemporaneously with the retirement of Mr. John Alexander and the resignation of Dan Gunter. The terms of their arrangements have been disclosed in Form 8-Ks.

•	Alico encourages long-term stock ownership by its senior Executive Officers, with graduated vesting over a period of several years in the case of most awards.

•	Alico has not issued stock options in recent years, shifting to restricted stock as part of a balanced approach to stock compensation.

•	The Company’s 2008 Incentive Equity Plan was modified from the 1998 Incentive Equity Plan to prohibit discounted stock options.

•	The Company has terminated the Executive Officers’ future participation in the MSP and allowed such executives to elect payout of their accrued benefits in the MSP with restricted stock grants.

Measuring Performance. The Committee evaluates the Company’s achieved performance each year against the goals set in the Company’s strategic goals and annual business plans. The Committee compares each Executive Officer’s contribution to the Company’s overall performance and compares each Executive Officer’s performance against the stated goals in the strategic goals and business plan created for such Executive Officer. In order to achieve target compensation awards, the Committee must determine that strategic initiatives and internal business goals for the performance measures were attained.

For those Executive Officers who lead a line of business, the Committee considers how that line of business has performed against its internal business goals and whether such performance was affected by factors (whether positive or negative) outside the control of such Executive Officer. In addition, as part of the annual performance review for the Company’s Executive Officers other than the Principal Executive Officer, the Committee considers the Principal Executive Officer’s perspective on each Executive Officer’s individual performance as well as on the performance of the Company’s various lines of business.

Peer Group/Competitors. The Committee reviews the Company’s relative performance against the five companies comprising its Peer Group. The Company’s current Peer Group consists of Consolidated Tomoka Land, St. Joe, Tejon Ranch Co., Thomas Properties Group and Texas Pacific Land Group. These companies are used as the Company’s Peer Group because they are similar in assets and business lines as the Company, thereby being subject to similar economic cycles. However, the comparison is not always perfect since the Peer Group companies are not comparable in all respects to Alico. Accordingly, the Committee also reviews the Company’s performance against that of other comparable companies, such as public companies (regardless of industry) that are of comparable size in market capitalization, gross revenues and total number of employees.

Levels and Mix of Compensation. Each year the Committee determines a target total compensation package for each Executive Officer, made up of base salary plus the following two elements of performance-based compensation: (i) cash incentive/bonus compensation and (ii) restricted stock awards. In establishing the target total compensation package for each year, the Committee considers whether the target total compensation opportunities are internally consistent with each Executive Officer’s relative scope of responsibility and accountability for overall performance. The following further describe all elements of the compensation package:

•

Base Salary. The Committee establishes the relative base salary levels for the Executive Officers to reflect each Executive Officer’s scope of responsibility and accountability within the Company and as a part of a total compensation package in light of compensation practices at Alico’s Peer Group and other comparable companies.

•

Annual Cash/Stock Incentives. The Committee determines the actual cash incentive and restricted stock awards for each Executive Officer following the end of the fiscal year based on the Committee’s assessment of such Executive Officer’s performance. The Committee expects that executive officers will be compensated for performance only, so achievement of target compensation levels is dependent on strong performance. Base salary represents approximately 67% of the total compensation package for the Company’s Executive Officers. As a result, the Company’s executive compensation program links a significant part of its Executive Officers’ actual compensation each year to the Company’s performance as determined by the Committee.

•

Retirement Benefits. Executive Officers participate in Alico’s qualified employee benefit plan designed to provide retirement income. To encourage retirement savings under this plan, Alico provides an employer matching contribution. The Company has recently terminated the senior Executive Officers’ ability to participate in the Company’s nonqualified retirement plan, shifting emphasis to restricted stock awards. The Company also maintains a profit sharing plan, pursuant to which it makes annual contributions when and as approved by the Board. None of the Company’s Executive Officers participate in or accrue any additional benefits under any supplemental executive retirement plans. The Committee believes that the Company’s Executive Officers should be able to provide for their retirement needs from the total annual compensation they earned based on the Company’s performance, particularly as compensation continues to shift towards restricted stock, thereby ensuring a complete alignment of Alico’s stockholders’ long-term investment with the retirement goals of the Company’s executives.

For more information about these plans, see “Contingent Compensation” on page 27.

Perquisites and Other Fringe Benefits. Alico’s Executive Officers receive health and welfare benefits, such as group medical and group life, under plans generally available to all other salaried employees. Consistent with a pay-for-performance mandate, Alico provides limited executive fringe benefits. Fringe benefits consist solely of life insurance, Company-provided vehicles where appropriate, and dividends on restricted stock. The Company does not own a corporate jet or helicopter, nor does it pay for country club dues or other such perquisites.

Emphasis on Long-Term Stock Ownership. The Company believes that stock ownership by its Executive Officers is the clearest, most direct way to align their interests with those of the stockholders. As a result, restricted stock awards are considered as part of each Executive Officer’s total annual compensation. The Committee determines the relative mix of cash versus restricted stock awards in the total annual compensation opportunity based on the relative role and responsibility of the individual. The more opportunity the individual has to contribute to the Company’s success and thereby impact its stock price, the larger the percentage that restricted stock awards will comprise of the target total annual compensation package.

The Committee has designed equity awards to encourage long-term stock ownership through the following features:

•	graduated vesting schedules over 5 or more years

•	shift to restricted stock instead of options

•	to the extent options are contemplated under the Company’s Incentive Equity Plans, no discounted options are allowed.

How the Executive Compensation Program was applied in Fiscal 2009

Early in fiscal 2009, the Committee met with the Principal Executive Officer and the Chief Financial Officer to discuss base salary and incentive compensation for each of them and to elicit their recommendations concerning the compensation for members of executive management who directly report to them. The Committee also reviewed information available to it concerning compensation standards for comparable positions with similarly sized Companies, based on total market capitalization, gross revenues and number of employees, and reviewed the historical compensation and performance of each such individual during the preceding fiscal year. Based on the foregoing, the Committee established a total target compensation package for each of the Executive Officers, without taking equity grants into consideration. The target compensation packages for each of the Named Executive Officers for 2009 was set as shown in the table below, which also reflects the actual bonus award achieved:

Named Executive Officer, Title	Base Salary	Bonus/Cash Incentive Potential	Bonus Awarded After Fiscal Year End
Steven M. Smith(1) President and Principal Executive Officer	$255,000	$127,500	$0

Patrick W. Murphy Senior. Vice President and Chief Financial Officer	$160,000	$80,000	$0

Donald R. Schrotenboer President Alico Land Development, Inc.	$225,000	$67,500	$0

Michael R. Talaga(2) Senior Vice President Human Resources and IT	$125,000	$62,500	$0

(1)	Mr. Smith was promoted to President and Principal Executive Officer on November 17, 2008.
(2)	Effective September 1, 2009 Mr. Talaga’s position was restructured as a non-Executive Officer position as he was named Director of HR and IT at that time, with a corresponding reduction in salary. Accordingly, Mr. Talaga does not qualify as an Executive Officer subsequent to that date and is omitted from the Summary Compensation Table on page 21.

In early fiscal 2010 the Committee reviewed the Company’s performance against internal business goals and strategic initiatives for 2009. The Committee determined that the Company did not meet its performance goals primarily due to economic conditions, which resulted in poor operating results. Accordingly, no bonuses were paid.

The Committee reviewed the Company’s performance relative to the Peer Group over one year, three-year and five-year time frames, as well as over the full tenure of Alico’s Principal Executive Officer. In addition, the Committee reviewed the stated business plan goals and strategic initiatives of the Principal Executive Officer for fiscal 2009 against his individual performance in achieving such goals. Since the Company did not achieve its performance target, primarily as a result of the factors discussed above, the Committee determined to award no bonus during fiscal year 2009.

Use of Tally Sheets

To assist the Committee in making compensation decisions, the Committee reviews compensation tally sheets which present comprehensive data on the total compensation and benefits package for each of the Company’s Executive Officers. These tally sheets include all obligations for present and projected future compensation and contain comparative historical information.

Employment Arrangements/Change in Control Arrangements and Agreements

None of the Named Executive Officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. The Company also does not have any change-in-control agreements or arrangements in place for any of its current Executive Officers. In addition, there are no change-in-control provisions in any of the Company’s compensation plans, employee benefit plans or restricted stock grants.

Stock Ownership Guidelines for Directors and Executive Officers

The Board of Directors encourages stock ownership by Executive Officers, but it has not adopted stock ownership guidelines for such officers. However, in 2005 the Board of Directors adopted, and the Company’s shareholders approved, a Director Stock Purchase Policy requiring that all Directors who are not beneficial owners of Atlanticblue own Company stock with a market value which is equal to or greater than $200,000 dollars or such lesser amount as is applicable to a Phase-In Period (the “Company Director Target Stock Ownership Requirement”). In order to provide Directors serving on the Board as of the date of the adoption of this policy and new Directors who subsequently join the Board of Alico, Inc. the opportunity to meet this requirement over a reasonable period of time, each such Director has three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board at a time when there is less than 4 months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until the end of the next full fiscal year after his or her election. The $200,000 target stockholding requirement which Directors are required to maintain may be calculated using the greater of market value or the price of the stock at the time the Director acquired the stock. The Company Director Target Stock Ownership Requirement will be measured at the end of the phase-in period and annually thereafter as of the end of the fiscal year.

Tax Impact on Compensation

The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Compensation Committee has determined that the compensation paid to Executive Officers in fiscal year 2009 qualifies for deductibility under the regulations.

EXECUTIVE OFFICERS

The following table sets forth certain information on each Executive Officer of the Company.

Name, Age		Position and Background with the Company
Steven M. Smith LaBelle, FL	48	Principal Executive Officer (November 17, 2008 - present). Formerly Senior Vice President of Agricultural Operations (2006-2008). Previously, Mr. Smith was the Vice President of the Company’s citrus division and has worked at the Company since 1994. Mr. Smith served as the General Manager of Gulf Coast Citrus Caretaking prior to joining Alico.

Patrick W. Murphy La Belle, Florida	46	Chief Financial Officer (since April 15, 2005) and Senior Vice President. Previously, Mr. Murphy was the Company’s controller (2002-2005). Mr. Murphy worked for A. Duda and Sons, Inc. as the citrus division controller (1999-2002). Previously, he worked in Alico’s accounting department, which he initially joined in 1992.

Donald R. Schrotenboer LaBelle, Florida	47	President Alico Land Development, Inc. a wholly owned subsidiary of Alico, Inc. (since September 30, 2008). Previously, Mr. Schrotenboer was Vice President and Principal at Gilkey Organization of Bonita Springs, FL.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s Principal Executive Officer, Chief Financial Officer, and the President of Alico Land Development, Inc. a subsidiary of Alico, Inc., which represent the three most highly compensated Executive Officers (the “Named Executive Officers”) for the fiscal year ended September 30, 2009. For a complete understanding of the table, please read the narrative disclosures that follow the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position (A)	Fiscal Year (B)	Salary (C)		Bonus(1) (D)	Restricted Stock Awards (2) (E)	Option Awards (F)	Non-equity incentive plan compensation (G)	Change in pension value and non-qualified deferred compensation earnings (H)	All Other Compensation (3) (I)	Total (J)
John R. Alexander	2009	0		0	0	0	0	0	0	0
Chairman(4)	2008	239,400		0	453,000	0	0	0	28,667	721,067
	2007	315,000		236,250	516,667	0	0	0	44,801	1,112,718

Dan L. Gunter	2009	46,153	(5)	0	0	0	0	0	13,206	59,359
President and Chief Operating Officer(6)	2008	284,688	(7)	0	(237,119)	0	0	0	41,081	88,650
	2007	275,000		123,750	172,450	0	0	0	42,584	613,784

Steven M. Smith	2009	242,344		0	47,950	0	0	0	14,405	304,699
President and Principal Executive Officer(8)	2008	152,813	(7)	25,753	73,008	0	0	0	15,096	266,670
	2007	144,167		71,250	0	0	0	14,776	15,513	245,706

Patrick W. Murphy	2009	158,438		0	42,988	0	0	0	9,928	211,354
Sr. Vice President and Chief Financial Officer	2008	152,813	(7)	33,825	65,408	0	0	0	13,506	265,552
	2007	143,333		71,250	0	0	0	12,236	13,405	240,224

Donald R. Schrotenboer	2009	225,000		0	0	0	0	0	18,613	243,613
President Alico Land Development, Inc.(9)	2008	0		25,000	0	0	0	0	0	25,000

(1)	Represents compensation for discretionary cash bonuses which are based on individual and Company performance. Mr. Alexander elected to receive his fiscal 2007 bonus in shares of Company stock. Mr. Gunter elected to receive $22,065 of his fiscal 2007 bonus in Company stock.
(2)	Represents the value of stock awards vested in accordance with the recognition provisions as outlined in SFAS 123R. These awards were granted in 2006; Mr. Alexander’s award was to vest over a five year period which began in August 2006, while Mr. Gunter’s award was to vest over a seven-year period, beginning in April 2006. Mr. Alexander’s stock vested at his retirement on June 30, 2008 and Mr. Gunter’s stock grant terminated upon his resignation on November 27, 2008.
(3)	Represents Company contributions to the Employees’ Profit Sharing Plan, a qualified defined contribution retirement plan, Company provided vehicles, 401(K) matching contributions, life insurance benefits in excess of $50,000, and dividends on restricted stock.
(4)	Mr. Alexander commenced his term as Chairman in February 2004 and continues to serve on the Board of Directors as Chairman.
(5)	Includes amounts received as Chief Executive Officer for serving during this fiscal year.
(6)	Mr. Gunter resigned his position with the Company in November 2008.
(7)	The figures reflected for 2008 do not include salary paid to the Named Executive Officers during the transition month of September, 2007, which are as follows: $26,250 to Mr. Alexander, $22,917 to Mr. Gunter, $12,500. to Mr. Murphy, and $12,500 to Mr. Smith.
(8)	Mr. Smith was promoted to President and Principal Executive Officer in November 2008. During the fiscal year ended September 30, 2008, Mr. Smith held the position of Senior Vice President of Agricultural Operations.
(9)	Mr. Schrotenboer was hired on September 30, 2008 as President of Alico Land Development, Inc.

Salary (Column C)

The amounts reported in column C represent base salaries paid to each of the Named Executive Officers for each of the last three completed fiscal years, as indicated.

Bonuses (Column D)

The amounts reported in column D represent bonuses paid to each of the Named Executive Officers for the attainment of incentive goals for the last three completed fiscal years, as indicated.

Stock Awards (Column E)

The amounts reported in column E represent the dollar amount of restricted stock share award units (“RSU”) recognized, or “expensed,” for each of the Named Executive Officers as compensation costs for financial reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (FAS 123R) for last three completed fiscal years. The table below summarizes the Company’s restricted share awards to date to any of the Named Executive Officers:

(Dollar amounts in thousands)

Name of Executive	Grant Date	Shares Granted (#)	Fair Market Value on Date of Grant	Compensation Expense Recognized in 2009	Compensation Expense Recognized in 2008	Compensation Expense Recognized in 2007	Weighted Average Grant Date Fair Value Per share
Dan L. Gunter	April 2006	20,000	$908	$0	$(237)	$172	$45.40
John R. Alexander	October 2006	20,000	1,239	0	453	517	$62.00
Patrick W. Murphy	January 2008	6,800	277	69	65	—	$40.67
Steven M. Smith	January 2008	8,817	359	77	73	—	$40.67
Donald R. Schrotenboer	September 2009	7,500	331	96	0	—	$44.12

Total		63,117	$3,118	$242	$354	$689	$49.34

The shares granted to Mr. Gunter in April 2006 were forfeited upon his resignation effective November 17, 2008. 4,000 of the shares granted to Mr. Alexander in October 2006 related to past service and were immediately vested and an additional 4,000 shares vested September 30, 2007; the remaining shares under the October 2006 grant vested June 30, 2008, upon Mr. Alexander’s retirement as CEO.

A grant of 8,818 restricted shares was made to Mr. Smith and a grant of 6,800 restricted shares was made to Mr. Murphy in January 2008 with a fair value of $40.67 per share, in order to replace previous retirement benefits offered. 2,921 of the shares granted to Mr. Smith and 1,517 of the shares granted to Mr. Murphy in January 2008 related to previously vested retirement benefits and vested immediately. An additional 1,179 of Mr. Smith’s and 1,057 of Mr. Murphy’s shares vested in January 2009. The remaining 8,943 shares granted in January 2008 vest 25% annually in January of each year until fully vested. A Grant was made to Mr. Schrotenboer in September 2008 with a fair value of $44.12 per share. These shares will vest 20% annually in September of each year until fully vested beginning September 29, 2010.

Following the guidelines established in FAS 123R, Alico is recognizing compensation cost equal to the fair market value of the stock at the grant dates prorated over the vesting period of each award. The fair market value of the unvested restricted stock awards at September 30, 2009 was $483,260 and will be recognized over a weighted average period of 3 years.

Option Awards (Column F)

Column F represents the dollar amount of stock option awards recognized for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R. No such awards were granted (or recognized for financial reporting purposes) during the last three completed fiscal years.

Non-Equity Incentive Plan Compensation (Column G)

The Company has not granted any non-equity awards pursuant to its incentive plans.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

The amounts representing change in pension value reported in column H are generated by the combination of increases in the accrued pension benefit and the change in conversion of that benefit to a present value. Since there were no grants of non-equity awards pursuant to Company’s incentive plan in fiscal 2008, and since the Company terminated the senior officers’ participation in the MSP and they were paid out in cash, the change in pension value and non-qualified deferred compensation earnings was not calculated for 2008 as it is no longer applicable.

All Other Compensation (Column I)

The amounts reported in column I represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, including Company contributions to the Company’s 401(k) retirement plans, insurance premiums for life insurance policies in excess of $50,000 face value, and the value of dividends on restricted stock paid during fiscal 2009 on vested and unvested units of restricted stock granted. The following table shows and explains the specific amounts included in column I of the Summary Compensation Table for fiscal 2009. Under SEC Rules, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For purposes of uniformity, all information regarding perquisites has been provided for each Named Executive Officers, not just those meeting the $10,000 threshold.

Name	Perquisites and Other Personal Benefits (1) ($)	Tax Reimbursements ($)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums (2) ($)	Value of Restricted Stock Dividends Earned During the Fiscal Year (3) ($)	Total ($)
Patrick W. Murphy	0	0	3,845	473	5,610	9,928
Steven M. Smith	2,036	0	4,600	494	7,275	14,405
Donald R. Schrotenboer	9,750	0	4,558	180	4,125	18,613

(1)	Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for Company cars for commuting and other personal transportation on the fair lease value of the vehicle in accordance with tables published annually by the IRS. Executives are taxed on the imputed income attributable to personal use of Company vehicles for the personal use of such, including commuting mileage, and do not receive tax assistance from the Company with respect to these amounts.
(2)	Represents premiums paid on life insurance policies with a face value of $50,000 or more for the each of the Named Executives.
(3)	Dividends on shares of restricted stock are paid to participants during the fiscal year on vested and unvested shares whenever dividends are paid to the Company’s common stockholders.

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the Named Executive Officers. All compensation amounts reported in column J include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS

The only shares issued under the Company’s Incentive Equity Plan during the last completed fiscal year are shares of restricted stock issued to certain Named Executive Officers who elected to receive shares as partial payment of their payout of the Company’s Management Security Plan (“MSP”) in connection with the Company’s termination of such Officers’ participation in the MSP.

GRANTS OF PLAN-BASED AWARDS(1)

Name	Grant Date(2)	Stock Awards: Number of Shares (#)	Purchase Price/Cash Bonus Amount Foregone ($)	Grant Date Fair Value of Stock ($)
Patrick W. Murphy	1/23/08	6,800	$276,556	$276,556
Steven M. Smith	1/23/08	8,817	358,628	358,628
Donald R. Schrotenboer	9/30/08	7,500	330,900	330,900

(1)	The “Estimated Future Payouts” columns have been omitted as they are not applicable.
(2)	This is also the date of issuance of the shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects information concerning the unvested shares of restricted stock issued in connection with the payout to certain Named Executive Officers under the MSP (as discussed above under Grants of Plan-Based Awards).

	Stock Awards
Name (A)(1)	Grant Date (E)	Number of Shares of Stock that Have Not Vested (#) (F)(2)	Market Value of Shares of Stock that Have Not Vested (#) (G)(3)
Patrick W. Murphy	1/23/08	4,226	124,202
Steven M. Smith	1/23/08	4,718	138,662
Donald R. Schrotenborer	9/29/08	7,500	220,425

(1)	Columns B through D have been omitted because there are no outstanding options.
(2)	These shares vest at the rate of 20% on each anniversary of the grant date until they are all fully vested.
(3)	Column G sets forth the market value of unvested restricted stock shares calculated using the closing price of the Company’s common stock on the Nasdaq as of the end of September 30, 2009, $29.39 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning the vesting of restricted stock awards during fiscal 2009 for each of the Named Executive Officers holding unvested shares of restricted stock issued as Stock Awards. No options were exercised during fiscal 2009 by any of the Named Executive Officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick W. Murphy	1,057	$42,988
Steven M. Smith	1,179	47,950
Donald R. Schrotenboer	0	0

NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain any deferred compensation plans. Accordingly, the required tables relating to such types of plan compensation have been omitted.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s Non-Employee Directors for 2009. Directors who are employees of the Company receive no compensation for their services as Directors or as members of Board committees. There were no stock options outstanding for any Non-Employee Director as of September 30, 2009, nor are there any as of the date of this Proxy Statement, and Non-Employee Directors do not participate in the Company’s pension benefit plan nor in any of the Company’s defined contribution plans. Accordingly, the columns for such information have been omitted from the table below. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total($)
John R. Alexander(3)	$0	$-0-	$237,500	$237,500
JD Alexander(4)(6)(7)(8)	-0-	63,750	-0-	63,750
Robert E. Lee Caswell	39,000	-0-	-0-	39,000
Evelyn D’An(5)(6)(11)	-0-	101,402	-0-	101,402
Phillip S. Dingle(9)(11)	-0-	42,348	-0-	42,348
Gregory T. Mutz(9)	-0-	46,619	-0-	46,619
Charles L. Palmer(4)(5)(6)(7)(11)	-0-	121,500	-0-	121,500
Ramon A. Rodriguez(5)(8)	-0-	19,750	-0-	19,750
John D. Rood(4)(5)(8)	-0-	19,750	-0-	19,750
Dean Saunders(10)	-0-	39,500	-0-	39,500
Robert J. Viguet, Jr.(7)	-0-	66,000	-0-	66,000
Gordon Walker, PhD(4)(5)(6)(8)	-0-	77,250	-0-	77,250

(1)	All figures represent the dollar amount of cash paid for Directors’ annual fees and meeting attendance.
(2)	Figures represent the value of stock received in lieu of cash fees pursuant to each Director’s option under the Directors’ Stock Compensation Plan, as recognized for financial statement reporting purposes with respect to fiscal year 2009, which for all grants was equal to the grant date fair value, computed in accordance with FAS 123R. Non-Employee Directors are granted shares of restricted Common Stock on a quarterly basis each year. The restricted shares become freely transferable on the third anniversary of the grant date.
(3)	Figures represent fees paid to Mr. Alexander based on a consulting agreement with the Company. Mr. Alexander received no separate compensation under the Directors’ Compensation Program.
(4)	Member, Nominating & Governance Committee
(5)	Member, Audit Committee
(6)	Committee Chairman
(7)	Member, Compensation Committee
(8)	Member, Executive committee
(9)	Figures represent compensation received for service on October 1, 2008 through Frebruary 20, 2009 when Mr. Dingle and Mr. Mutz did not stand for re-election to the Board. Mr. Dingle was Chairman of the Audit Committee and Mr. Mutz was Lead Director, a member of the Audit Committee, Nominating and Goverance Committee and the Compensation Committee.
(10)	Mr. Saunders served on the Audit Committee from February 20, 2009 through August 7, 2009.
(11)	Member, Special Committee

Director Fees and Equity Compensation

Each Non-Employee Director (a “Qualifying Director”) receives an annual fee of $32,000 for his or her services as a Director of the Company, payable in quarterly installments. In addition, each Qualifying Director who chaired any Committee was paid additional annual compensation of $5,000 payable in quarterly installments, provided that if one Qualifying Director chairs more than one committee, only one such payment shall be made. The Chairman of the Audit Committee was also paid additional annual compensation of $10,000 payable in quarterly installments. In addition to being reimbursed for all out-of-pocket expenses reasonably incurred by a Qualifying Director in connection with the performance of his or her duties, each Qualifying Director attending a called Board committee meeting in person shall be paid a committee attendance payment of $1,000 for such meeting and each Qualifying Director attending a called Board committee meeting telephonically, by video remote conferencing or by some other remote communications means shall be paid a committee attendance payment of $500 for each such meeting. The maximum payment for all such committee meetings attended by a Qualifying Director on the same date is $1,000 if attending in person and $500 if attending by telephone, video conference or other remote communications means. The Board at its meeting on February 20, 2009 limited the number of meetings for which compensation will be paid as follows: Annual Retainer of $32,000 per director, payable in quarterly installments. Four Quarterly in-person Board Meetings at $1,000 per meeting. Four Quarterly Audit Committee Meetings at $1,000 if in person or $500 if telephonic. Two Compensation Committee Meetings at $1,000 if in person or $500 if telephonic. Two Nominating and Corporate Governance Meetings at $1,000 if in person or $500 if telephonic.

The Company maintains a Directors Compensation Plan to encourage stock ownership by the Company’s directors. Under the Plan, Directors are eligible to receive Director’s fees payable in Company Stock. Each such Director may elect to receive all of his or her Director’s compensation payable in any fiscal year in the form of the common stock of the Company by delivering to the Company an election prior to the beginning of the Company’s fiscal year for which the election is to apply, provided that when the Director is first elected to the Company’s Board, such election can be made at any time within 45 days of his or her election to the Company’s Board (or 45 days after the adoption by the Board of the Compensation Plan) and approval of the stock issuances hereunder by the shareholders. Once an election is received it is irrevocable for the fiscal year to which it applies, and all of the electing Director’s compensation for that fiscal year is paid in the form of Company Stock. If a Director makes the election to be paid in Company stock, the compensation to such Director is increased to 150% of the specified payment amount, provided that such increase only applies to a Director who makes such an election for the year for which the election is made. Unless a Director specifically elects to be paid in Company Stock, payment of Director’s fees is made by check; payments in Company Stock pursuant to a valid election under the Plan are made by delivery by the transfer agent of a certificate made out in the name of the electing Director for the number of shares of Company Stock determined by dividing (i) the total amount of Director compensation payable since the last Payment Date by (ii) the per share price of the Company Stock as of the close of regular trading on the second trading day preceding the Payment Date (the “Stock Price Determination Date”). Payments for Director’s compensation are made on the date(s) of the regularly scheduled quarterly or annual Board meeting of the Company, provided that if there is no regularly scheduled quarterly or annual Board meeting for any quarter, the payment is made on the last business day of the quarter (a “Payment Date”).

The per share price on the Stock Price Determination Date is the mean between the closing bid and ask price per share of the Company Stock as reported by the Nasdaq Stock Market (or such other national trading market on which the Company Stock is principally traded) as of the close of regular trading on the Stock Price Determination Date. The Company has committed to use its best efforts to deliver shares which are registered under the Securities Act of 1933 and under applicable state securities laws and are without any restrictive legend or other restriction on resale, except as may be reported in the Company’s proxy statement as a result of the Company’s Director Stock Ownership Policies. The Company issues such shares from the Company’s authorized but unissued shares, from shares purchased in the open market by the Company in contemplation of such payments, or from shares otherwise held by the Company to fund such payments. All payments in shares issued to Directors or employees during fiscal year 2009 were issued from treasury shares held by the Company and purchased for such funding in accordance with the stock repurchase plan approved by the Company’s Board of Directors. If for any reason the Company cannot deliver shares which have been registered for sale under the Securities Act of 1933 and under applicable state securities laws, the certificates evidencing such shares will contain a legend restricting sale of such securities.

A Director electing to receive his or her Director’s compensation in shares of the Company Stock is responsible for the payment of all federal, state and local income and other taxes resulting from the issuance of Company Stock pursuant to the Director Compensation Plan.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

Common Stock Performance

A graph of the Company’s common stock performance, comparing the value of $100 invested on September 1, 2005 in the Company’s common stock, the S&P 500 and a Company-constructed peer group, is provided in the Company’s Annual Report to Shareholders that is included with the mailing of this Proxy Statement (the “Annual Report”). Please refer to the Annual Report for this information.

CONTINGENT COMPENSATION

1998 Incentive Equity Plan

The Company maintained an incentive equity plan (the “Incentive Equity Plan”) pursuant to which Board members and employees selected by the Board of Directors could receive options to purchase Company common stock, awards of restricted stock, and stock appreciation rights (SARs). The purpose of the Incentive Equity Plan was to advance the interests of the Company and its shareholders by offering participants an opportunity to acquire or increase their proprietary interests in the Company, and thereby receiving additional incentives to achieve the Company’s objectives. The plan expired in November 2008.

No stock options, SARs or restricted stock were granted under the Incentive Equity Plan on or after the tenth anniversary of the Incentive Equity Plan’s effective date which was November 3, 2008. The Incentive Equity Plan was administered by the Board of Directors. All payments in shares issued to Directors or employees during fiscal year 2009 were issued from treasury shares held by the Company and purchased for such purpose in accordance with the stock repurchase plan approved by the Company’s Board of Directors.

2008 Incentive Equity Plan

Effective November 30, 2008, the Board of Directors adopted the Alico, Inc. 2008 Incentive Equity Plan (“the 2008 Incentive Plan”) which was approved by the shareholders on February 20, 2009. The 2008 Incentive Plan is intended to provide participants with an opportunity to increase their stock ownership in the Company and to give them an additional incentive to achieve the Company’s objectives. Like the 1998 Incentive Equity Plan, the 2008 Incentive Plan allows officers, Board members and other key employees of the Company and its subsidiaries and affiliates who are responsible for the management, growth and/or profitability of the business of the Company and/or its subsidiaries and affiliates to be eligible to receive stock option grants, stock appreciation rights (“SARs”) and/or restricted stock awards. Under the terms of the 2008 Incentive Plan, up to 350,000 shares of the Company’s issued and outstanding Common Stock may be purchased by the Company and reserved for awards under the 2008 Incentive Plan.

Stock Options. The 2008 Incentive Plan provides that options, stock appreciation rights or restricted stock may be granted only to those individuals, Board members and employees whose participation the Board or its designated committee determines is in the best interest of the Company. The Company receives no consideration upon the granting of an option. The options may be granted either as incentive stock options (which qualify for certain favorable tax consequences for the offering, as discussed below), or as non-qualified stock options, but no options may be granted after five (5) years after the date the 2008 Incentive Plan was adopted by the Board. No options have been granted under the plan.

Stock Appreciation Rights. The Board or its designated committee may also grant non-transferable SARs in conjunction with options, entitling the holder upon exercise to receive an amount in cash and/or Common Stock (as determined by the Board or its designated committee) equal in value to the increase since the date of grant in the fair market value of the Common Stock covered by such right. Each SAR will terminate upon the termination or exercise of the related option. No SARs have been granted under the plan.

Restricted Stock. The Board or its designated committee may also award restricted stock subject to certain conditions set forth in the 2008 Incentive Plan and such other conditions and restrictions as the Board or its designated committee may determine which may include the attainment of performance goals and the payment of a purchase price which may be equal to or less than par value (and may be zero). The Company has not in the past issued Restricted Stock based on performance goals which would trigger non-deductibility of payments under Section 162(m) of the Internal Revenue Code and does not intend to do so in the future. If the Company desires in the future to issue performance based compensation which otherwise would not qualify for deduction under Section 162(m) without stockholder approval of the performance criteria, the Company will amend the 2008 Incentive Plan and seek shareholder approval in accordance with applicable regulations under Section 162(m).

Profit Sharing and Pension Plan

The Company operates a Profit Sharing Plan under Section 501c(3) and a Pension Plan under Section 401(k) of the Internal Revenue Code (collectively, the “Plan”). Under the Plan a regular employee of the Company becomes eligible to participate upon employment provided he or she continues such employment through the following September 30. Vesting of the Plan begins after two (2) years of service with the Company at which time an employee becomes 20% vested. Vesting increases by 20% with each additional year of service. Employees become fully vested upon completion of six (6) years of service.

The Profit Sharing Plan is fully funded by contributions from the Company. Contributions by the Company are determined by the Board of Directors with allocations to employee accounts based on each participant’s compensation. The Pension Plan also includes a voluntary employee contribution provision pursuant to Section 40l(k) of the Internal Revenue Code, which allows employees to contribute up to 20% of their salary, or a maximum of $15,500. The Company may also make contributions to the Pension Plan as determined by the Board of Directors. All 40l(k) accounts are 100% vested.

Employees will be deemed 100% vested and receive full benefits from the Plan, regardless of their standing on vesting schedules, upon retirement on or after age 65, death or permanent disability. Benefits commence within 60 days after request following one of the qualifying events, referred to above, and can be taken as periodic payments or in a lump sum. For the year ended September 30, 2009, the Company contributed a total of $94,611 to this Plan.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Atlanticblue Group, Inc.

Atlanticblue (formerly Atlantic Blue Trust, Inc.) holds approximately 51% of Alico’s common stock. By virtue of their ownership percentage, Atlanticblue is able to elect all the directors and, consequently, to control Alico. Atlanticblue has issued a letter dated December 3, 2009 reaffirming its commitment to maintaining a majority of independent directors on Alico’s board. John R. Alexander, a major shareholder in Atlanticblue, served as Alico’s Chief Executive Officer from February 2005 through June 2008.

John R. Alexander continues to serve on the Company’s Board of Directors as Chairman. Mr. Alexander’s son, JD Alexander, serves as President and Chief Executive Officer of Atlanticblue and serves on Alico’s Board of Directors as its Vice-Chairman. Robert E. Lee Caswell, Mr. Alexander’s son-in-law also serves on the Alico Board of Directors, as does Robert J. Viguet, Jr., who is also a Director of Atlanticblue (the “Affiliated Directors”).

Alico’s directors who have no affiliation with Atlanticblue are Evelyn D’An, Charles L. Palmer, Ramon Rodriguez, John D. Rood and Gordon Walker (the “Unaffiliated Directors”).

The transactions listed below have all been approved by Alico’s Board of Directors and a majority of the Unaffiliated Directors.

As Directors of Alico, the Affiliated Directors receive compensation for their services (with the exception of John R. Alexander) and reimbursement of travel expenses in accordance with the general policies of the Company the same as Unaffiliated directors. Director compensation policies are disclosed in Alico’s annual proxy.

Bowen is currently marketing citrus fruit from Tri County Groves, a wholly owned subsidiary of Atlanticblue. During the fiscal year ended September 30, 2009, Bowen marketed 236,971 boxes of fruit at a gross value of $2.0 million. During fiscal year ended September 30, 2008, Bowen marketed 310,000 boxes of fruit at a gross value of $2.9 million.

The Company’s Chairman of the Board of Directors, John R. Alexander, was a member of the Board of Directors of the Company’s primary lender, Farm Credit of Southwest Florida from 1992 to April 2009. Mr. Alexander recused himself from all discussions and votes involving Alico, Inc.

On January 18, 2008 the Company’s Board of Directors approved an unaccountable expense allowance of $5,000 per month beginning July 1, 2008 to Scenic Highlands Enterprises LLC. The Company’s former Chief Executive Officer and current Chairman of the Board, John R. Alexander, serves as the owner and Chief Executive Officer of Scenic Highlands Enterprises. Per the Board’s Action by Written Consent, payments are to be used for office space, an administrative assistant and utilities to support the activities of the Chairman. Alico paid $60 thousand and $30 thousand during the fiscal years ended September 30, 2009 and September 30, 2008, respectively, pursuant to this agreement. Alico is also providing computer and telephone support services to Scenic Highlands Enterprises at no charge.

Effective June 30, 2008 the Board approved a transition, consulting, severance and non-compete agreement with John R. Alexander providing for total payments of $600,000 over a three year period. Alico paid $238 thousand and $62 thousand to Mr. Alexander during the fiscal years ended September 30, 2009 and September 30, 2008, respectively, pursuant to this agreement.

On August 1, 2008 the Board approved a consulting contract with Atlanticblue which provided for Atlanticblue to provide real estate consulting services to Alico’s subsidiary ALDI in the area of public and government relations in Polk County. The agreement expired on September 30, 2009. Atlanticblue received total compensation of $5 thousand during the year ended September 30, 2009 under this agreement. No payments were made to Atlanticblue under this agreement during the fiscal year ended September 30, 2008.

Former director Baxter Troutman has filed a shareholder derivative suit against John R. Alexander and JD Alexander. The Company is reimbursing Messrs. Alexander for legal fees to defend the suit in accordance with the Board’s indemnification agreement. All reimbursements are being approved by the Special Committee of the Board comprised of independent directors. Reimbursements pursuant to the litigation were $38 thousand on behalf of John R. Alexander and $121 thousand on behalf of JD Alexander during the year ended September 30, 2009.

Ben Hill Griffin, Inc.

Citrus revenues of $357 thousand, $2.0 million and $14.7 million were recognized for a portion of citrus crops sold under a marketing agreement with Ben Hill Griffin, Inc. (Griffin) for the years ended September 30, 2009, September 30, 2008, and August 31, 2007, respectively. For the one month transition period ended September 30, 2007, Alico recognized $53 thousand of citrus revenue from Griffin. Griffin and its subsidiaries are controlled by Ben Hill Griffin, III, the brother-in-law of John R. Alexander, Alico’s Chairman and former Chief Executive Officer. Accounts receivable, resulting from citrus sales, include amounts due from Griffin of $50 thousand and $153 thousand at September 30, 2009 and September 30, 2008, respectively. These amounts represent estimated revenues to be received periodically under pooling agreements as the sale of pooled products is completed.

Harvesting, marketing, and processing costs, for fruit sold through Griffin, totaled $153 thousand, $623 thousand, and $2.7 million for the fiscal years ended September 30, 2009, September 30, 2008, and August 31, 2007, respectively. Griffin did not provide any harvesting, marketing or processing services to Alico during the one month transition period ended September 30, 2007. The accompanying consolidated balance sheets include accounts payable to Griffin for citrus production, harvesting and processing costs totaling $21 thousand and $28 thousand at September 30, 2009 and September 30, 2008, respectively.

Alico purchased fertilizer and other miscellaneous supplies, services, and operating equipment from Griffin, on a competitive bid basis, for use in its cattle, sugarcane, sod and citrus operations. Such purchases totaled $1.8 million, $2.3 million, and $2.0 million during the fiscal years ended September 30, 2009, September 30, 2008, and August 31, 2007, respectively. Such purchases totaled $22 thousand during the one month transition period ended September 30, 2007.

Other

Mr. Charles Palmer, an independent Board Member, and Mr. Steve Smith, the Company’s President and Principal Executive Officer held recreational leases with the Company during the fiscal year ended September 30, 2009 at the customary terms and rates the Company extends to third parties.

During the year ended September 30, 2009, Bowen Brothers marketed 2,928 boxes of fruit from Alexander Properties, Inc., of which John R. Alexander is the President and Chief Executive Officer, at a total gross value of $19 thousand.

AUDIT COMMITTEE REPORT

The Audit Committee that had primary responsibility for interacting with the Company’s outside auditors during the preparation of the audited financial statements for the fiscal year ended September 30, 2009 (the “audited financial statements”) consisted of the following independent directors, Evelyn D’An, Charles L. Palmer, Ramon A. Rodriguez, John D. Rood and Dr. Gordon Walker.

Evelyn D’An was the designated financial expert for the Committee and was qualified to act in such capacity. The current Committee prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2009 (the “audited financial statements”):

•	The Committee has reviewed and discussed the audited financial statements with management of the Company.

•	The Committee has discussed with McGladrey and Pullen, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61.

•

The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with McGladrey and Pullen their independence.

•

Based on and relying on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, for filing with the U.S. Securities and Exchange Commission.

AUDIT COMMITTEE FOR FISCAL YEAR ENDED SEPTEMBER 30, 2009

Evelyn D’An, Chairman

Charles L. Palmer

Ramon A. Rodriguez

John D. Rood

Dr. Gordon Walker

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

McGladrey & Pullen LLP was appointed as the Company’s independent registered certified public accounting firm effective June 11, 2007. In addition to performing the year-end audit of the financial statements, the independent public accountant: (1) performs a limited review of the quarterly financial statements, reviews the financial information included in the Annual Report to Shareholders and the Forms 10-Q and 10-K filed with the Securities and Exchange Commission; and (2) prepares the federal and state income tax returns. All services performed by the independent accountants are approved by the Audit Committee of the Board of Directors prior to performance.

Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders. Upon the Audit Committee’s recommendation, the Board of Directors reaffirmed continuation of McGladrey & Pullen, LLP as auditors for fiscal year 2010, subject to ratification by the Company’s shareholders.

The following list details the aggregate fees billed for professional services and expenses by the Company’s Independent Registered Certified Public Accounting firm during fiscal year 2009:

McGladrey & Pullen, L.L.P.
Audit Fees	$369,637
Audit Related Fees	67,298
Tax Fees	146,750
All Other Fees	5,000

Total	$588,685

There were no fees billed or paid for financial information systems design and/or implementation or for any other fee for services rendered to the Company.

Audit Fees. Consists of fees billed for professional services and expenses rendered for the audit of the Company’s consolidated financial statements, assessment of the Company’s system of internal controls, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements. The amounts billed to the Company by its independent public accountants in fiscal 2009 and fiscal 2008 were approximately $369,637 and $434,356 , respectively.

Audit-Related Fees. Consists of fees billed for assurance and related services that were related to the performance of the audit or review of the Company’s consolidated financial statements. The amounts billed to the Company by its independent public accountants in fiscal year 2009 for Audit-Related Fees was $67,298 and $61,523 for fiscal year 2008.

Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. The amounts billed to the Company by its independent public accountants in fiscal year 2009 and fiscal year 2008 were $146,750 and $143,060, respectively.

All Other Fees. Includes attendance at meetings and advice rendered regarding contemplated actions. These fees totaled $5,000 in fiscal year 2009. There were no fees billed or paid in fiscal 2009 or fiscal 2008 by its independent registered certified public accountants in connection with products and services other than the services reported above.

The Audit Committee of the Board of Directors has determined that the provision of the non-audit professional services is compatible with maintaining McGladrey & Pullen’s independence.

DIRECTOR STOCK OWNERSHIP POLICY

In March of 2005, the Company’s Board of Directors adopted a Director Stock Purchase Policy requiring that all directors who are not beneficial owners of Atlanticblue own Company stock with a market value at all times (other than during the phase-in period specified below) which is equal to or greater than $200,000 dollars (the “Company Director Target Stock Ownership Requirement”). The Company Director Target Stock Ownership Requirement was approved by the Company’s shareholders at the annual meeting held on June 10, 2005. In order to provide existing Directors as of the date of the adoption of this policy and new Directors who join the Board of Alico, Inc. after the date of the adoption of this policy the opportunity to meet this requirement over a reasonable period of time, each such Director shall have three years to achieve the overall Company Director Target Stock Ownership Requirement. If the Director is elected to the Board at a time when there is less than 4 months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until the end of the next full fiscal year after his or her election. This policy was amended by the Board on October 31, 2008 to provide that the Company Director Target Stock Ownership Requirement be calculated using the greater of market value or the price of the stock at the time the Director acquired the stock, measured as of the end of each fiscal year after the phase-in period.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of McGladrey & Pullen, L.L.P. (“McGladrey”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2010. McGladrey served as the independent registered public accounting firm of the Company for the fiscal year ended September 30, 2009. A representative of McGladrey will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors, at the request of the Audit Committee, is recommending the ratification of the appointment of McGladrey as Alico’s independent registered public accounting firm for the fiscal year 2010.

The affirmative vote of a majority in voting power of the votes cast on the proposal is required for approval of this proposal. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the proposal.

If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Given the difficulty and expense of making any substitution of independent registered public accounting firms after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year 2010 will stand unless the Audit Committee finds other good reason to make a change. Please refer to the discussion under the caption “INDEPENDENT CERTIFIED REGISTERED PUBLIC ACCOUNTANTS” on page 31 of this proxy statement for a detailed description of the Company’s history with McGladrey and the services provided to Alico, including the amounts paid to McGladrey during the fiscal year ended September 30, 2009 for audit and tax fees.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of McGladrey as the independent registered public accounting firm of the Company.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

SHAREHOLDERS’ PROPOSALS

Shareholders’ proposals intended to be presented at the next annual meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) by September 15, 2010, for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposals are submitted and who continue in such capacity through the 2010 annual meeting date, of at least 1% or $2,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

For any shareholder proposal that is not submitted for inclusion in the 2010 Proxy Statement, but is instead sought to be presented directly at the Annual Meeting, management will be able to vote proxies in its discretion if the Company: (i) does not receive notice of the proposal prior to the close of business on September 22, 2010 or (ii) receives notice of the proposal before the close of business on September 15, 2010, and advises shareholders in the 2010 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

ANNUAL REPORT ON FORM 10-K

A copy of the 2009 Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as filed with the Securities and Exchange Commission, may be obtained upon request and without charge, by writing:

Alico, Inc.

P. O. BOX 338

La Belle, Florida 33975

Attention: Denise Plair, Corporate Secretary

By Order of the Board of Directors

/s/ Denise Plair

Denise Plair

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on February 19, 2010: The Company’s Proxy Statement, our 2009 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 are available on our website at www.alicoinc.com. In addition, you may access these materials at https://www.sendd.com/EZProxy/?project_id=366, which does not have “cookies” that identify visitors to the site.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned shareholder(s) of Alico, Inc., a Florida corporation (the “Company”), hereby appoints JOHN R. ALEXANDER and STEVEN M. SMITH, or either of them, the proxy or proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on December 30, 2009, at the Annual Meeting of Shareholders of the Company to be held on Friday February 19, 2010 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present.

Please mark your votes as indicated in this example.     ☒

1.	ELECTION OF DIRECTORS:

FOR all nominees listed below:

(INSTRUCTIONS: Vote for only Nine nominees.)

Nominees:	01)	John R. Alexander	☐	04)	Evelyn D’An	☐	07)	John D. Rood	☐
	02)	JD Alexander	☐	05)	Charles L. Palmer	☐	08)	Robert J. Viguet, Jr.	☐
	03)	Robert E. Lee Caswell	☐	06)	Ramon Rodriguez	☐	09)	Gordon Walker	☐

☐	WITHHOLD AUTHORITY to vote for any of the nominees listed below:

2.	RATIFICATION OF COMPANY’S AUDITORS:

FOR ratification of Company’s auditors	☐

AGAINST ratification of Company’s auditors	☐

3. In their discretion, the proxy or proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

(Continued and to be signed on the other side)

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January 20, 2010. This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR PROPOSAL 1 and FOR PROPOSAL 2.

Dated , 2009

Signature of Shareholder

Signature of Shareholder (if held jointly) (Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.)

PLEASE MARK, DATE, SIGN AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROMPT ATTENTION WILL BE APPRECIATED. NO POSTAGE IS NEEDED IF MAILED WITHIN THE UNITED STATES

ALICO, INC.

P.O. BOX 338

LA BELLE, FL 33975

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Alico, Inc., Proxy Services c/o Computershare Investor Service, P.O. Box 43102, Providence, RI 02940-5068.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALCIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALICO, INC.

1.	ELECTION OF DIRECTORS:

For the nine (9) nominees marked below:

Nominees:						Withhold All
01)	John R. Alexander	☐	(06)	Ramon Rodriguez	☐
02)	JD Alexander	☐	(07)	John D. Rood	☐	☐
03)	Robert E. Lee Caswell	☐	(08)	Robert J. Viguet, Jr.	☐
04)	Evelyn D’An	☐	(09)	Gordon Walker	☐
05)	Charles L. Palmer	☐

VOTE ONLY FOR NINE (9) NOMINEES.

2.	RATIFICATION OF COMPANY’S AUDITORS:

FOR ratification of Company’s auditors	☐

AGAINST ratification of Company’s auditors	☐

3. In their discretion, the proxy or proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all of the nine nominees for Director and FOR PROPOSAL 1 and FOR PROPOSAL 2.

PLEASE MARK, DATE, SIGN AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROMPT ATTENTION WILL BE APPRECIATED. NO POSTAGE IS NEEDED IF MAILED WITHIN THE UNITED STATES.

(Executors, Administrators, Trustees, Guardians, etc. will so indicate when signing.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date